                                                                       EXHIBIT 2


================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                          CASCADE FINANCIAL CORPORATION

                                       AND

                                  CASCADE BANK

                                       AND

                            ISSAQUAH BANCSHARES, INC.

                                       AND

                                  ISSAQUAH BANK


================================================================================

                          DATED AS OF FEBRUARY 11, 2004



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                                TABLE OF CONTENTS
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RECITALS..........................................................................................................1

DEFINITIONS.......................................................................................................2

ARTICLE I.        THE MERGER......................................................................................7

         1.1      THE CORPORATE MERGER............................................................................7
         1.2      THE BANK MERGER.................................................................................8
         1.3      CONVERSION OF ISSAQUAH COMMON STOCK.............................................................9
         1.4      ELECTION PROCEDURES............................................................................11
         1.5      ISSAQUAH OPTIONS...............................................................................13
         1.4      DISSENTING SHARES..............................................................................14
         1.5      TAX CONSEQUENCES...............................................................................14

ARTICLE II.       EXCHANGE OF SHARES.............................................................................14

         2.1      CASCADE TO MAKE SHARES AND CASH AVAILABLE......................................................14
         2.2      EXCHANGE OF SHARES.............................................................................14

ARTICLE III.      ACTIONS PENDING CLOSING........................................................................16

         3.1      CAPITAL STOCK..................................................................................16
         3.2      DIVIDENDS, ETC.................................................................................16
         3.3      INDEBTEDNESS; LIABILITIES; ETC.................................................................16
         3.4      OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC................................................17
         3.5      SUBSIDIARIES...................................................................................17
         3.6      COMPENSATION; EMPLOYMENT AGREEMENTS, ETC.......................................................17
         3.7      BENEFIT PLANS..................................................................................17
         3.8      CONTINUANCE OF BUSINESS........................................................................17
         3.9      AMENDMENTS.....................................................................................17
         3.10     CLAIMS.........................................................................................17
         3.11     CONTRACTS......................................................................................17
         3.12     LOANS..........................................................................................17
         3.13     AGREEMENTS.....................................................................................18

ARTICLE IV.       CASCADE FORBEARANCES...........................................................................18

         4.1      CAPITAL STOCK..................................................................................18
         4.2      TAX-FREE REORGANIZATION........................................................................18
         4.3      AMENDMENT OF ARTICLES..........................................................................18
         4.4      BUSINESS COMBINATIONS..........................................................................18
         4.5      AGREEMENTS.....................................................................................18

ARTICLE V.        REPRESENTATIONS AND WARRANTIES.................................................................18

         5.1      ISSAQUAH AND ISSAQUAH BANK REPRESENTATIONS AND WARRANTIES......................................18
         5.2      CASCADE AND CASCADE BANK REPRESENTATIONS AND WARRANTIES........................................28

ARTICLE VI.       COVENANTS......................................................................................35
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                                     - i -

Agreement and Plan of Merger

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         6.1      BEST EFFORTS...................................................................................35
         6.2      PROXY STATEMENT; MEETING.......................................................................35
         6.3      REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS.........................................35
         6.4      REGISTRATION STATEMENT EFFECTIVENESS...........................................................36
         6.5      PUBLICITY; PRESS RELEASES......................................................................36
         6.6      ACCESS; INFORMATION............................................................................36
         6.7      REGISTRATION STATEMENT PREPARATION.............................................................36
         6.8      AFFILIATE AGREEMENTS...........................................................................36
         6.9      STATE TAKEOVER LAWS............................................................................37
         6.10     SHARES LISTED..................................................................................37
         6.11     NO RIGHTS TRIGGERED............................................................................37
         6.12     REGULATORY APPLICATIONS........................................................................37
         6.13     CURRENT INFORMATION............................................................................37
         6.14     INDEMNIFICATION AND INSURANCE..................................................................37
         6.15     TAX............................................................................................38
         6.16     CERTAIN ACTIONS................................................................................38

ARTICLE VII.      CONDITIONS PRECEDENT...........................................................................39

         7.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS.........................................................39
         7.2      CONDITIONS TO OBLIGATIONS OF CASCADE...........................................................40
         7.3      CONDITIONS TO OBLIGATIONS OF ISSAQUAH..........................................................42

ARTICLE VIII.     TERMINATION AND AMENDMENT......................................................................43

         8.1      TERMINATION....................................................................................43
         8.2      EFFECT OF TERMINATION..........................................................................45
         8.3      AMENDMENT......................................................................................46
         8.4      EXTENSION; WAIVER..............................................................................46

ARTICLE IX.       ADDITIONAL AGREEMENTS..........................................................................46

         9.1      ADDITIONAL AGREEMENTS..........................................................................46
         9.2      ADVISORY BOARD.................................................................................46
         9.3      EMPLOYEES AND BENEFIT PLANS....................................................................47

ARTICLE X.        GENERAL PROVISIONS.............................................................................47

         10.1     CLOSING; EFFECTIVE DATE; DIVIDEND..............................................................48
         10.2     SURVIVAL.......................................................................................48
         10.3     COUNTERPARTS...................................................................................48
         10.4     GOVERNING LAW; VENUE...........................................................................48
         10.5     EXPENSES.......................................................................................48
         10.6     NOTICES........................................................................................48
         10.7     ENTIRE UNDERSTANDING...........................................................................49
         10.8     ENFORCEMENT PROCEEDINGS........................................................................49
         10.9     HEADINGS.......................................................................................49
         10.10    ENFORCEMENT OF CONFIDENTIALITY AGREEMENT.......................................................49
         10.11    SEVERABILITY...................................................................................49
         10.12    ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.......................................................50
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                                     - ii -

Agreement and Plan of Merger

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER, dated as of the 11th day of February, 2004 (this "Agreement"), is by and among CASCADE FINANCIAL CORPORATION ("Cascade"); CASCADE BANK ("Cascade Bank"); ISSAQUAH BANCSHARES, INC. ("Issaquah"); and ISSAQUAH BANK ("Issaquah Bank").

                                    RECITALS

     (A) CASCADE. Cascade is a corporation duly organized and existing under the laws of the state of Washington, with its principal executive offices located in Everett, Washington. Cascade is a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. As of the Execution Date, Cascade has 25,000,000 authorized shares of common stock, $.01 par value per share ("Cascade Common Stock") (no other class of capital stock being authorized), of which 8,241,288 shares of Cascade Common Stock are issued and outstanding. As of December 31, 2003, Cascade had capital of $64.0 million, divided into common stock of $.1 million, surplus of $11.9 million and retained earnings of $52.0 million.

     (B) CASCADE BANK. Cascade Bank is a banking corporation duly organized and existing under the laws of the state of Washington. As of the Execution Date, Cascade Bank has 40,000,000 authorized shares of common stock, $1.00 par value per share ("Cascade Bank Common Stock") (no other class of capital stock being authorized), of which 100 shares are issued and outstanding and owned by Cascade, the sole shareholder of Cascade Bank.

     (C) ISSAQUAH. Issaquah is a corporation duly organized and existing under the laws of the state of Washington, with its principal executive offices located in Issaquah, Washington. Issaquah is a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. As of the Execution Date, Issaquah has 1,500,000 authorized shares of common stock, $1.00 par value per share ("Issaquah Common Stock") (no other class of capital stock being authorized), of which 408,538 shares of Issaquah Common Stock are issued and outstanding. As of December 31, 2003, Issaquah had capital of $10,495,828, divided into common stock of $408,538, surplus of $3,129,060 and retained earnings of $5,384,660. As of the Execution Date, Issaquah has 35,000 shares of Issaquah Common Stock reserved for issuance under its 1993 Employee Stock Option Plan and 1996 Director Stock Option Plan pursuant to which options covering 29,010 shares of Issaquah Common Stock are outstanding ("Issaquah Options").

     (D) ISSAQUAH BANK. Issaquah Bank is a banking corporation duly organized and existing under the laws of the state of Washington. As of the Execution Date of this Agreement, Issaquah Bank has 600,000 authorized shares of common stock, $1.00 par value per share ("Issaquah Bank Common Stock") (no other class of capital stock being authorized), of which 236,896 shares are issued and outstanding and owned by Issaquah, the sole shareholder of Issaquah Bank.

     (E) VOTING AGREEMENT. As a condition and an inducement to Cascade's and Cascade Bank's willingness to enter into this Agreement, (x) the directors and executive officers of Issaquah have entered into agreements in the form attached to this Agreement as Exhibit A, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Issaquah Common Stock in favor of approval of the actions contemplated by this Agreement at the Meeting (as defined below), and (y) each director of Issaquah and Issaquah Bank has entered into an agreement in the form attached to



Agreement and Plan of Merger - Page 1
this Agreement as Exhibit B pursuant to which each such individual has agreed to refrain from competing with Cascade and Cascade Bank after the Effective Date.

     (F) RIGHTS, ETC. Except as Previously Disclosed (as defined below) in
Schedule 5.1(C), or paragraph (C) of the Recitals to this Agreement, or as authorized by this Agreement, there are no shares of capital stock of Issaquah authorized and reserved for issuance; and Issaquah has no Rights (as defined below) issued or outstanding, and has no commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to Issaquah Common Stock.

     (G) APPROVALS. At meetings of the respective Boards of Directors of Cascade, Cascade Bank, Issaquah and Issaquah Bank, each such Board has duly approved and authorized the execution of this Agreement.

     In consideration of their mutual promises and obligations, the parties further agree as follows:

                                   DEFINITIONS

     (A) DEFINITIONS. Certain capitalized terms used in this Agreement have the following meanings:

     "Acquisition Agreement" has the meaning assigned to such term in Section 8.1(G).

     "Acquisition Proposal" has the meaning assigned to such term in Section 6.16(D).

     "Agreement" means this Agreement and Plan of Merger, together with all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Agreement.

     "Appraisal Laws" has the meaning assigned to such term in Section 1.6.

     "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the state of Washington.

     "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP.

     "Cascade" means Cascade Financial Corporation, a Washington corporation and a registered bank holding company and financial holding company.

     "Cascade Average Closing Price" means the price equal to the average (rounded to the nearest ten thousandth) of each Daily Sales Price of Cascade Common Stock for the twenty Trading Days immediately preceding the Determination Date.

     "Cascade Common Stock" has the meaning assigned to such term in paragraph
(A) of the Recitals.


Agreement and Plan of Merger - Page 2

     "Cascade Financial Reports" has the meaning assigned to such term in
Section 5.2(H).

     "Cascade's Knowledge," "Knowledge of Cascade" or words of similar meaning means the actual conscious knowledge as of the Execution Date, without any duty of inquiry, of Cascade's officers, managers and employees.

     "Cascade Bank's Knowledge," "Knowledge of Cascade Bank" or words of similar meaning means the actual conscious knowledge as of the Execution Date, without any duty of inquiry, of Cascade Bank's officers, managers and employees.

     "Cascade Bank Common Stock" has the meaning assigned to such term in paragraph (B) of the Recitals.

     "Cascade Reports" has the meaning assigned to such term in Section 5.2(AA).

     "Cascade Transaction" means: (1) a merger, consolidation or similar transaction involving Cascade, where Cascade is not the corporation surviving such transaction or where a change of control of Cascade is otherwise effected,
(2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Cascade or any of its significant Subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Cascade and its Subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of Cascade or any of its significant Subsidiaries other than the issuance of Cascade Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Cascade.

     "Certificate" has the meaning assigned to such term in Section 1.3(B).

     "Closing" has the meaning assigned to such term in Section 10.1.

     "Code" has the meaning assigned to such term in Section 1.7.

     "Compensation and Benefit Plans" has the meaning assigned to such term in
Section 5.1(Q)(1).

     "Confidentiality Agreement" has the meaning assigned to such term in
Section 6.6(B).

     "Continuing Bank" has the meaning assigned to such term in Section 1.2(A).

     "Continuing Corporation" has the meaning assigned to such term in Section 1.1(A).

     "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

     "Daily Sales Price" for any Trading Day means the daily closing price per share of Cascade Common Stock on the NASDAQ Stock Market reporting system, as reported on the website of www.nasdaq.com.

     "Department" means the Department of Financial Institutions of the state of Washington.

Agreement and Plan of Merger - Page 3

     "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that: (1) is not included on the balance sheet of the Issaquah Financial Reports or the Cascade Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

     "Determination Date" means the third Trading Day immediately prior to the Effective Date.

     "Dissenting Shares" means the shares of Issaquah Common Stock held by those shareholders of Issaquah who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

     "DPC Shares" has the meaning assigned to such term in Section 1.3(D).

     "Effective Date" has the meaning assigned to such term in Section 10.1.

     "Employment Agreement" shall mean the agreement with the Chief Executive Officer of Issaquah described in Section 7.3(F).

     "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

     "ERISA" has the meaning assigned to such term in Section 5.1(Q)(2).

     "ERISA Affiliate" has the meaning assigned to such term in Section
5.1(Q)(3).

     "ERISA Plans" has the meaning assigned to such term in Section 5.1(Q)(2).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

     "Exchange Agent" has the meaning assigned to such term in Section 2.1.

     "Exchange Fund" has the meaning assigned to such term in Section 2.1.


Agreement and Plan of Merger - Page 4

     "Execution Date" means the last date on which this Agreement is executed by each of the parties hereto.

     "Executive Officer" has the meaning set forth in Rule 405 of Regulation C under the Securities Act.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "Issaquah" means Issaquah Bancshares, Inc., a Washington corporation and a registered bank holding company and financial holding company.

     "Issaquah Common Stock" has the meaning assigned to such term in paragraph
(C) of the Recitals.

     "Issaquah Contract" has the meaning assigned to such term in Section
5.1(N).

     "Issaquah Financial Reports" has the meaning assigned to such term in
Section 5.1(H).

     "Issaquah's Knowledge," "Knowledge of Issaquah" or words of similar meaning means the actual conscious knowledge as of the Execution Date, without any duty of inquiry, of Issaquah's officers, managers and employees.

     "Issaquah Bank's Knowledge," "Knowledge of Issaquah Bank" or words of similar meaning means the actual conscious knowledge as of the Execution Date, without any duty of inquiry, of Issaquah Bank's officers, managers and employees.

     "Issaquah Options" has the meaning assigned to such term in paragraph (C) of the Recitals.

     "Issaquah Reports" has the meaning assigned to such term in Section
5.1(GG).

     "Loan/Fiduciary Property" means any property owned or controlled by a party or any of its Subsidiaries or in which such party or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where such party or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

     "Material Adverse Effect" means, with respect to any party to this Agreement, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses,


Agreement and Plan of Merger - Page 5
write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Agreement by such party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such party and its Subsidiaries, taken as a whole, or (b) would materially impair such party's ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated by this Agreement.

     "Meeting" has the meaning assigned to such term in Section 6.2.

     "Merger" means (i) the merger of Issaquah with and into Cascade (the "Corporate Merger") pursuant to Section 1.1, in exchange for cash and Cascade Common Stock as set forth in Section 1.3, and (ii) the merger of Issaquah Bank with and into Cascade Bank (the "Bank Merger"), pursuant to Section 1.2.

     "Merger Consideration" has the meaning assigned to such term in Section 1.3(A).

     "Multiemployer Plans" has the meaning assigned to such term in Section 5.1(Q)(2).

     "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

     "Participation Facility" means any building or other facility in which a party or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

     "Pension Plan" has the meaning assigned to such term in Section 5.1(Q)(2).

     "Per Share Cash Consideration" has the meaning assigned to such term in
Section 1.3(A).

     "Per Share Stock Consideration" has the meaning assigned to such term in
Section 1.3(A).

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

     "Previously Disclosed" means information provided by a party in a Schedule that is delivered by that party to the other party contemporaneously with the Execution Date.

     "Proxy Statement" has the meaning assigned to such term in Section 6.2.

     "RCW" means the Revised Code of Washington, as amended.

     "Registration Statement" has the meaning assigned to such term in Section 6.2.

     "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.


Agreement and Plan of Merger - Page 6

     "Rights" has the meaning assigned to such term in paragraph (F) of the Recitals to this Agreement.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

     "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned, directly or indirectly, at the time in question by such entity.

     "Superior Proposal" has the meaning assigned to such term in Section 6.16.

     "Tax Returns" has the meaning assigned to such term in Section 5.1(AA).

     "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Termination Fee Amount" has the meaning assigned to such term in Section 8.2(B).

     "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding: (1) Issaquah, Issaquah Bank or any other Subsidiary of Issaquah, and (2) Cascade, Cascade Bank or any other Subsidiary of Cascade.

     "Trading Day" means a day that Cascade Common Stock is traded on NASDAQ.

     "Trust Account Shares" has the meaning assigned to such term in Section 1.3(D).

     (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the terms defined in this Agreement include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Agreement" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and references in this Agreement to Articles, Sections, Schedules and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Agreement. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

                              ARTICLE I. THE MERGER

     1.1 THE CORPORATE MERGER. Subject to the provisions of this Agreement, on the Effective Date:


Agreement and Plan of Merger - Page 7

         (A) CONTINUING CORPORATION. Issaquah shall be merged with and into Cascade pursuant to the terms and conditions set forth herein. Upon consummation of the Corporate Merger, the separate existence of Issaquah shall cease and Cascade shall continue as the Continuing Corporation.

         (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of Cascade, as in effect immediately prior to the Effective Date. The directors and officers of Cascade in office immediately prior to the Effective Date shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

         (C) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Corporate Merger.

         (D) EFFECTS OF THE MERGER. The separate existence of Issaquah shall cease, and Issaquah shall be merged with and into Cascade which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Cascade and Issaquah.

         (E) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Cascade and Issaquah in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Cascade as the Continuing Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

         (F) ASSUMPTION OF LIABILITIES. The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Cascade as well as those of Issaquah, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Cascade or Issaquah.

     1.2 THE BANK MERGER. Subject to the provisions of this Agreement, on the Effective Date:

         (A) CONTINUING BANK. Issaquah Bank shall be merged with and into Cascade Bank pursuant to the terms and conditions set forth herein. Upon consummation of the Bank Merger, the separate existence of Issaquah Bank shall cease and Cascade Bank shall continue as the Continuing Bank.

         (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Bank shall be those of Cascade Bank, as in effect


Agreement and Plan of Merger - Page 8
immediately prior to the Effective Date. The directors and officers of Cascade Bank in office immediately prior to the Effective Date shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

         (C) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

         (D) EFFECTS OF THE BANK MERGER. The separate existence of Issaquah Bank shall cease, and Issaquah Bank shall be merged with and into Cascade Bank which, as the Continuing Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged banks, whether of a public or a private nature, and shall be the subject of all of the liabilities, restrictions, disabilities and duties of both Cascade Bank and Issaquah Bank.

         (E) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Cascade Bank and Issaquah Bank in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Cascade Bank as the Continuing Bank by virtue of the Bank Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

         (F) ASSUMPTION OF LIABILITIES. The Continuing Bank shall become and be liable for all debts, liabilities, obligations and contracts of Cascade Bank as well as those of Issaquah Bank, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account, or records of Cascade Bank or Issaquah Bank.

     1.3 CONVERSION OF ISSAQUAH COMMON STOCK. Subject to the provisions of this Agreement, on the Effective Date:


         (A) OUTSTANDING ISSAQUAH COMMON STOCK. Each share of Issaquah Common Stock issued and outstanding at the Execution Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of
Section 1.4, either: (1) a number of shares of Cascade Common Stock equal to the Per Share Stock Consideration, or (2) cash in an amount equal to the Per Share Consideration (the "Per Share Cash Consideration"); the Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the "Merger Consideration."

For purposes of this Section 1.3(A):

     "Aggregate Consideration" shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.


Agreement and Plan of Merger - Page 9

     "Per Share Consideration" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of Issaquah Common Stock outstanding as of the close of business on the Execution Date.

     "Per Share Stock Consideration" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Cascade Average Closing Price.

     "Total Cash Amount" shall mean an amount equal to $9,192,105.

     "Total Stock Amount" shall mean 1,188,268 shares of Cascade Common Stock; provided, however, that (i) subject to Section 8.1(H) if the Cascade Average Closing Price is less than $14.44 then the number of shares of Cascade Common Stock shall be increased so that the Merger Consideration is not less than $64.50 per share of Issaquah Common Stock, and (ii) if the Cascade Average Closing Price is more than $21.66 then the number of shares of Cascade Common Stock shall be reduced so that the Merger Consideration is not more than $85.50 per share of Issaquah Common Stock (unless Cascade announces or enters into a Cascade Transaction or an acquisition by Cascade of the stock or assets of another company representing ten percent (10%) or more of the consolidated assets or deposits of Cascade or its Subsidiaries prior to the Effective Date, in which case the number of shares of Cascade Common Stock shall not be reduced). An illustration of the calculations of the Merger Consideration and the Aggregate Consideration and the effect of the foregoing "Collar" on the Total Stock Amount is attached as Exhibit F to this Agreement.

     "Total Stock Consideration" shall mean the product obtained by multiplying
(x) the Total Stock Amount and (y) the Cascade Average Closing Price.

         (B) All of the shares of Issaquah Common Stock converted into the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each a "Certificate") previously representing any such shares of Issaquah Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (1) the Merger Consideration, (2) any dividends and other distributions in accordance with Section 2.2(B) hereof, and (3) any cash to be paid in lieu of any fractional share of Cascade Common Stock in accordance with Section 2.2(E) hereof.

         (C) If, between the Execution Date and the Effective Date, the shares of Cascade Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Cash Consideration and the Per Share Stock Consideration.

         (D) As of the Effective Date, all shares of Issaquah Common Stock that are owned, directly or indirectly, by Issaquah or Cascade or any of their respective Subsidiaries [other than shares of Issaquah Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Cascade Common Stock which are similarly held, whether held directly or indirectly by Cascade or Issaquah, as the case may be, being referred to herein as "Trust Account Shares") or (y) held by Cascade or Issaquah or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Issaquah Common Stock, and shares of Cascade Common Stock which are similarly held, whether held directly or indirectly by Cascade or Issaquah, being referred to herein as "DPC Shares")]


Agreement and Plan of Merger - Page 10
shall be canceled and shall cease to exist and no stock of Cascade, cash or other consideration shall be delivered in exchange therefor.

         (E) The calculations required by Section 1.3(A) shall be prepared jointly by Cascade and Issaquah prior to the Effective Date.

     1.4 ELECTION PROCEDURES.

         (A) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Issaquah Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as Issaquah and Cascade shall mutually agree (the "Election Form") shall be mailed with the Proxy Statement on the date of mailing of the Proxy Statement or on such other date as Cascade and Issaquah shall mutually agree (the "Mailing Date") to each holder of record of Issaquah Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the "Election Form Record Date").

         (B) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to (x) elect to receive (1) the Per Share Stock Consideration in respect of all of such holder's Issaquah Common Stock ("Stock Election Shares"); (2) the Per Share Cash Consideration in respect of all of such holder's Issaquah Common Stock ("Cash Election Shares"); (3) the Per Share Stock Consideration in respect of that portion of such holder's shares of Issaquah Common Stock equal to the Stock Percentage (as defined below), rounded to the nearest whole share (the "Mixed Stock Shares"), and the Per Share Cash Consideration in respect of that portion of such holder's shares of Issaquah Common Stock equal to the Cash Percentage (as defined below), rounded to the nearest whole share (the "Mixed Cash Shares," and together with the Mixed Stock Shares, the "Mixed Election Shares"); or (y) to make no election with respect to such holder's Issaquah Common Stock ("No Election Shares"). Any Issaquah Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Pacific Time, on the date prior to the Determination Date (or such other time and date as Cascade and Issaquah may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares." "Cash Percentage" shall mean the quotient, rounded to the nearest thousandth, obtained by dividing (x) the quotient obtained by dividing the Total Cash Amount by the Per Share Consideration, by (y) the total number of shares of Issaquah Common Stock outstanding as of the close of business on the Determination Date. "Stock Percentage" shall mean the amount equal to one (1) minus the Cash Percentage.

         (C) Cascade shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Issaquah Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Issaquah shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

         (D) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Issaquah Common Stock covered by such Election


Agreement and Plan of Merger - Page 11

Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Issaquah Common Stock represented by such Election Form shall become No Election Shares and Cascade shall cause the certificates representing Issaquah Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Cascade regarding such matters shall be binding and conclusive. Neither Cascade nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         (E) Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Cascade shall cause the Exchange Agent to effect the allocation among the holders of Issaquah Common Stock of rights to receive Cascade Common Stock or cash in the Merger in accordance with the Election Forms as follows:

               (1) Cash Election Shares and Mixed Cash Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares and the Mixed Cash Shares is greater than the Total Cash Amount, then:

                    (i) all Mixed Stock Shares, Stock Election Shares and No
               Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

                    (ii) the Exchange Agent shall then select from among the
               Cash Election Shares, by a pro rata selection process, a sufficient number of shares ("Stock Designated Shares") such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

                    (iii) the Cash Election Shares that are not Stock Designated
               Shares and all Mixed Cash Shares will be converted into the right to receive the Per Share Cash Consideration.

               (2) Cash Election Shares Plus Mixed Cash Shares Less Than Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and the Mixed Cash Shares is less than the Total Cash Amount, then:

                    (i) all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

                    (ii) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares ("Cash Designated Shares") such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

Agreement and Plan of Merger - Page 12

                    (iii) the Stock Election Shares and the No Election Shares
               that are not Cash Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

               (3) Cash Election Shares Plus Mixed Cash Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and the Mixed Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply, and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares, Mixed Stock Shares, and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

         (F) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be determined by Cascade and reasonably satisfactory to Issaquah.

     1.5 ISSAQUAH OPTIONS. Notwithstanding anything to the contrary in this Agreement, and in addition to the Aggregate Consideration:

         (A) Each holder of Issaquah Options, who exercises such options between the Execution Date and the Effective Date, shall receive shares of Issaquah Common Stock all of which shall be converted on the Effective Date into either
(x) the Per Share Stock Consideration or the Per Share Cash Consideration or Mixed Cash Shares and Mixed Stock Shares based on his or her Election Form submitted pursuant to the election procedures in Section 1.4 (without regard to the pro rata selection process of Section 1.4(E) and Section 1.4(F)), or (y) if no effective election is made, (1) the Per Share Stock Consideration in respect of that portion of such holder's shares of Issaquah Common Stock acquired upon exercise of his option equal to the Stock Percentage (as defined in Section 1.4(B)), rounded to the nearest whole share, and (2) the Per Share Cash Consideration in respect of that portion of such shares of Issaquah Common Stock equal to the Cash Percentage (as defined in Section 1.4(B)).

         (B) Each holder of an Issaquah Option that is unexercised on the Effective Date, shall receive consideration for each share of Issaquah Common Stock into which the option is exercisable, equal to the difference or spread between the Per Share Consideration and the exercise price of such option, payable in (x) the Per Share Stock Consideration in respect of that portion of such option shares equal to the Stock Percentage (as defined in Section 1.4(B)), rounded to the nearest whole share, and (y) the Per Share Cash Consideration in respect of that portion of such option shares equal to the Cash Percentage (as defined in Section 1.4(B)).

         (C) Provided, however, that at least fifty percent (50%) of the sum of
(1) the Aggregate Consideration (as defined in Section 1.3(A)) and (2) any additional consideration with respect to Issaquah Options pursuant to this Agreement shall be paid in Cascade Common Stock. If and to the extent that such limitation would not otherwise be satisfied, then a portion of the amount otherwise payable under this Section 1.5 shall instead be paid to such holders on a pro rata basis in Cascade Common Stock (based on the Cascade Average Closing Price).

         (D) The names of the holders, dates of issuance and expiration, the number of shares subject to each such option, and the exercise price for all Issaquah Options as of the Execution Date are



Agreement and Plan of Merger - Page 13

Previously Disclosed in Schedule 1.5(D). All such Issaquah Options shall be 100% vested and exercisable on the Effective Date, and be terminated by the Board of Directors of Issaquah on the day after the Effective Date. The Board of Directors of Issaquah shall notify all optionees in writing of such exercisability of their options, and the termination of their options after the Effective Date, at least sixty (60) days prior to the Effective Date pursuant to the 1993 Employee Stock Option Plan and the 1996 Director Stock Option Plan.

     1.6 DISSENTING SHARES. Notwithstanding anything to the contrary in this Agreement, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive Cascade Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive Cascade Common Stock (based on the Per Share Stock Consideration defined in Section 1.3(A)) without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Issaquah Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Cascade (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

     1.7 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.

                         ARTICLE II. EXCHANGE OF SHARES

     2.1 CASCADE TO MAKE SHARES AND CASH AVAILABLE. On or before the Effective Date, Cascade shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent") selected by Cascade and reasonably satisfactory to Issaquah, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II: (A) certificates representing the shares of Cascade Common Stock to be issued pursuant to Section 1.3 and Section 2.2(A) in exchange for outstanding shares of Issaquah Common Stock; (B) such cash as shall be necessary to pay the Per Share Cash Consideration in accordance with Section 1.3 and 2.2(A); and (C) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(E). Such cash and certificates for shares of Cascade Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund."

     2.2 EXCHANGE OF SHARES.

         (A) As soon as practicable after the Effective Date, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who theretofore has not submitted such holder's Certificate or Certificates with an Election Form, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. After completion of the allocation procedure set forth in Section 1.4 and upon surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a


Agreement and Plan of Merger - Page 14
properly executed letter of transmittal or Election Form, as the case may be, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Cascade Common Stock which such holder of Issaquah Common Stock became entitled to receive pursuant to the provisions of ARTICLE I hereof and/or (y) a check representing the aggregate Per Share Cash Consideration and/or the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of ARTICLE I, and the Certificate or Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Per Share Cash Consideration, the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates.

         (B) No dividends or other distributions declared after the Effective Time with respect to Cascade Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE
II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore has become payable with respect to shares of Cascade Common Stock represented by such Certificate.

         (C) If any certificate representing shares of Cascade Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Cascade Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (D) After the Effective Date, there shall be no transfers on the stock transfer books of Issaquah of the shares of Issaquah Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Cascade Common Stock or cash or both, as provided in this
ARTICLE II.

         (E) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Cascade Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Cascade Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Cascade. In lieu of the issuance of any such fractional share, Cascade shall pay to each former shareholder of Issaquah who otherwise would be entitled to receive a fractional share of Cascade Common Stock an amount in cash determined by multiplying (1) the Cascade Average Closing Price by (2) the fraction of a share of Cascade Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.3 hereof.

         (F) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Issaquah for twelve months after the Effective Date shall be paid to Cascade. Any shareholders of Issaquah who have not theretofore complied with this ARTICLE II shall thereafter look only to Cascade


Agreement and Plan of Merger - Page 15
for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Cascade Common Stock deliverable in respect of each share of Issaquah Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Cascade, Cascade Bank, Issaquah, Issaquah Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Issaquah Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (G) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Cascade, the posting by such person of a bond in such amount as Cascade may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         (H) Certificates surrendered for exchange by any person constituting an "affiliate" of Issaquah for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing Cascade Common Stock until Cascade has received a written agreement from such person as specified in Section 6.8.

                      ARTICLE III. ACTIONS PENDING CLOSING

     Unless otherwise agreed to in writing by Cascade, following the Execution Date until the Effective Date, Issaquah and Issaquah Bank shall conduct their businesses in the ordinary and usual course consistent with past practice and shall use their best efforts to maintain and preserve their business organizations, employees and advantageous business relationships and retain the services of their officers and key employees identified by Cascade Bank. Further, Issaquah and Issaquah Bank, without the prior written consent of Cascade, will not:

     3.1 CAPITAL STOCK. Except for the exercise of outstanding Issaquah Options, or as Previously Disclosed in Schedule 5.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Issaquah, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Issaquah Common Stock to become subject to grants of stock options, warrants, stock appreciation rights, or any other stock-based employee compensation rights.

     3.2 DIVIDENDS, ETC. Except as permitted by Section 10.1, make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, split, subdivide, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Agreement (and except for the acquisition of Trust Account Shares and DPC Shares), authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

     3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.



Agreement and Plan of Merger - Page 16

     3.4 OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $25,000 individually or $100,000 in the aggregate.

     3.5 SUBSIDIARIES. Organize or acquire, directly or indirectly, any Subsidiaries.


     3.6 COMPENSATION; EMPLOYMENT AGREEMENTS, ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any consulting, employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Issaquah Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice and, provided, however, that Robert M. Ittes shall be entitled to receive, on the Effective Date, a change of control payment from Issaquah in the amount calculated pursuant to paragraph 1(c) of his existing Severance/Change of Control Agreement with Issaquah and Issaquah Bank.

     3.7 BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties that exceeds $25,000 in value or is otherwise material to its business, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that exceeds $100,000 in value or is otherwise material to it (except foreclosures or acquisitions by Issaquah Bank in its fiduciary capacity and loan participations, in each case in the ordinary course of business consistent with past practice).

     3.9 AMENDMENTS. Amend its Articles of Incorporation or Bylaws.


     3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for money damages in excess of $25,000 or material restrictions upon its operations.

     3.11 CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any (A) Issaquah Contract involving future payments in excess of $10,000 in any 12-month period, except in the ordinary course of business consistent with past practice with respect to contracts and agreements that are terminable by it without penalty on no more than 90 days' prior written notice, or (B) in any branch, office or building lease or sublease.

     3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices or, without prior notice to and consultation with Cascade's Chief Executive Officer, make any new loan or extend or renew any existing loan in a principal amount in excess of $250,000, or sell any existing loan.


Agreement and Plan of Merger - Page 17

     3.13 AGREEMENTS. Agree to, or make any commitment to, take any of the actions prohibited by this ARTICLE III.


                        ARTICLE IV. CASCADE FORBEARANCES

     Following the Execution Date until the Effective Date, except as expressly contemplated or permitted by this Agreement, Cascade and Cascade Bank shall not, without the prior written consent of Issaquah:

     4.1 CAPITAL STOCK. Reclassify any of its capital stock or make, declare, or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock (except for regular quarterly cash dividends at a rate not in excess of such rate as Cascade from time to time adopts as its regular quarterly dividend rate and except for dividends paid by any of its wholly owned Subsidiaries or any of their wholly owned Subsidiaries).

     4.2 TAX-FREE REORGANIZATION. Take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.3 AMENDMENT OF ARTICLES. Amend its Articles of Incorporation.


     4.4 BUSINESS COMBINATIONS. Effect a Cascade Transaction.


     4.5 AGREEMENTS. Agree to, or make any commitment to, take any of the actions prohibited by this ARTICLE IV.


                    ARTICLE V. REPRESENTATIONS AND WARRANTIES

     5.1 ISSAQUAH AND ISSAQUAH BANK REPRESENTATIONS AND WARRANTIES. Issaquah and Issaquah Bank, jointly and severally, hereby represent and warrant to Cascade and Cascade Bank as follows:

         (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to Issaquah and Issaquah Bank are true and correct in all material respects.

         (B) ORGANIZATION, QUALIFICATION AND AUTHORITY. Each of Issaquah and Issaquah Bank is duly qualified to do business in each state of the United States where the failure to be duly qualified is reasonably likely to have a Material Adverse Effect on them. Each of Issaquah and Issaquah Bank and their Subsidiaries has in effect all federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Issaquah. Issaquah Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law and all premiums and assessments required to be paid in connection therewith have been paid.

         (C) SHARES. The outstanding shares of Issaquah's capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously


Agreement and Plan of Merger - Page 18

Disclosed in Schedule 5.1(C), there are no shares of capital stock or other equity securities of Issaquah or Issaquah Bank outstanding and no outstanding Rights with respect thereto.

         (D) ISSAQUAH AND ISSAQUAH BANK SUBSIDIARIES. Issaquah and Issaquah Bank have no Subsidiaries other than Issaquah Bank, which has no Subsidiaries. Except as previously disclosed in Schedule 5.1(D), Issaquah and Issaquah Bank do not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

         (E) CORPORATE POWER. Each of Issaquah and Issaquah Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

         (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 7.1(A), this Agreement has been authorized by all necessary corporate action of Issaquah and Issaquah Bank, and each such agreement is a valid and binding agreement of Issaquah and of Issaquah Bank, enforceable against Issaquah and Issaquah Bank in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 7.1(A), the required regulatory approvals referred to in Section 7.1(B), and the required filings under federal securities laws, and except as Previously Disclosed in Schedule 5.1(G), the execution, delivery and performance of this Agreement and the consummation by Issaquah and each of its Subsidiaries of the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Issaquah or any of its Subsidiaries or to which Issaquah or any of its Subsidiaries or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Issaquah, (2) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Issaquah any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Issaquah.

         (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 5.1(H), (1) Issaquah's audited balance sheet as of December 31 for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended 2000 through 2002, inclusive, and such consolidated financial statements for the fiscal year 2003 and all subsequent consolidated quarterly financial statements of Issaquah, and (2) Issaquah Bank's call report for the fiscal year ended December 31, 2003, and all other financial reports filed or to be filed subsequent to December 31, 2003, in the form filed with the FDIC and the Department (in each such case under the foregoing clauses (1) and (2), the "Issaquah Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Issaquah Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly


Agreement and Plan of Merger - Page 19
present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Issaquah Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to recurring year-end audit adjustments normal in nature and amount in the case of unaudited statements.

         (I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 5.1(I), neither Issaquah nor Issaquah Bank has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in the Issaquah Financial Reports prior to the Execution Date, or (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice. Except as Previously Disclosed on Schedule 5.1(I), since December 31, 2002, neither Issaquah nor Issaquah Bank has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to Issaquah and Issaquah Bank) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

         (J) NO EVENTS. Except as Previously Disclosed on Schedule 5.1(J), since December 31, 2002, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

         (K) PROPERTIES. Except as reserved against in the Issaquah Financial Reports, and as disclosed in title insurance policies held by Issaquah, Issaquah and each of its Subsidiaries has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character (each an "Encumbrance"), to all of the properties and assets, tangible and intangible, reflected in the Issaquah Financial Reports as being owned by Issaquah or its Subsidiaries as of the dates thereof other than those Encumbrances that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Issaquah and Issaquah Bank and except those Encumbrances of record. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Issaquah or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

         (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 5.1(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Issaquah and Issaquah Bank or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and to Issaquah's and Issaquah Bank's Knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 5.1(L), Issaquah and Issaquah Bank are not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or nor set forth on Schedule 5.1(L), a "Regulatory Agreement"), any Regulatory Authorities that restricts the conduct of its business or that in any manner


Agreement and Plan of Merger - Page 20
relates to its capital adequacy, its credit policies, its management or its business, nor have Issaquah and Issaquah Bank been advised by any Regulatory Authorities that it is considering issuing or requesting any Regulatory Agreement.

     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 5.1(M), Issaquah and Issaquah Bank:

         (1) Have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own their businesses presently conducted and that are material to their business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Issaquah's and Issaquah Bank's Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

         (2) Have received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Issaquah or Issaquah Bank is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Issaquah or Issaquah Bank, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Issaquah or Issaquah Bank, or (c) requiring any of Issaquah or Issaquah Bank (or any of its officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

         (3) Are in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

     (N) MATERIAL CONTRACTS.

         (1) Except as Previously Disclosed in Schedule 5.1(N), Issaquah and Issaquah Bank are not a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Cascade, Issaquah, the Continuing Corporation or any of their respective Subsidiaries to any officer, director, employee or consultant of Issaquah or Issaquah Bank, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the Execution Date, regardless of whether the contract has been filed or incorporated by reference in the Issaquah Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $10,000 per annum, or (v) which materially restricts the conduct of any line of business by Issaquah or Issaquah Bank. Each contract, arrangement, commitment or understanding of the type described in this Section 5.1(N),


Agreement and Plan of Merger - Page 21
whether or not set forth in Schedule 5.1(N), is referred to herein as a "Issaquah Contract." Issaquah and Issaquah Bank have previously delivered or made available to Cascade true and correct copies of each material contract, arrangement, commitment or understanding of the type described in this Section 5.1(N).

         (2) Except as set forth in Schedule 5.1(N), (i) each Issaquah Contract is valid and binding and in full force and effect, (ii) Issaquah and Issaquah Bank have performed all obligations required to be performed by them to date under each Issaquah Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Issaquah or Issaquah Bank under any Issaquah Contract, and (iv) no other party to any Issaquah Contract is, to Issaquah's and Issaquah Bank's Knowledge, in default in any respect thereunder.

     (O) REPORTS. Since December 31, 2001, Issaquah and Issaquah Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with (1) the FDIC, (2) the Federal Reserve Board, (3) the Department, and (4) any other Regulatory Authorities having jurisdiction with respect to Issaquah and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (P) BROKERS AND FINDERS. Neither Issaquah, Issaquah Bank nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Issaquah has engaged, and will pay a fee or commission to, Columbia Financial Advisors, Inc. ("CFAI") in accordance with the terms of a letter agreement between CFAI and Issaquah, a true and correct copy of which has been previously made available by Issaquah to Cascade.

     (Q) EMPLOYEE BENEFIT PLANS.


          (1) Schedule 5.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Issaquah or Issaquah Bank for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of Issaquah and Issaquah Bank, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been provided to Cascade.

          (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than


Agreement and Plan of Merger - Page 22

     "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Issaquah or Issaquah Bank (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in
     Schedule 5.1(Q)(2), each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under the Code has received a favorable determination letter from the Internal Revenue Service, and Issaquah and its Subsidiaries are not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Issaquah and Issaquah Bank have not engaged in a transaction with respect to any ERISA Plan that could subject Issaquah or Issaquah Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Issaquah or Issaquah Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Issaquah or Issaquah Bank under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Issaquah and Issaquah Bank do not presently contribute to a Multiemployer Plan and have not contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Issaquah and Issaquah Bank have not provided and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

          (6) Issaquah and Issaquah Bank have no obligations for retiree health and life benefits under any plan, except as set forth in Schedule 5.1(Q)(6). There are no restrictions on the rights of Issaquah or Issaquah Bank to amend or terminate any such plan without incurring any liability thereunder.

          (7) Except as Previously Disclosed in Schedule 5.1(Q)(7), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of



Agreement and Plan of Merger - Page 23

     Issaquah or Issaquah Bank under any Compensation and Benefit Plan or otherwise from Issaquah or Issaquah Bank, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

         (R) APPROVALS. As of the Execution Date, to Issaquah's and Issaquah Bank's Knowledge, there is no reason why the regulatory approvals referred to in
Section 7.1(B) should not be obtained.

         (S) LABOR AGREEMENTS. Neither Issaquah nor Issaquah Bank is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Issaquah or Issaquah Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it pending nor, to Issaquah's or Issaquah Bank's Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         (T) LOAN PORTFOLIO.


          (1) Except as Previously Disclosed in Schedule 5.1(T), neither Issaquah nor Issaquah Bank is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") under the terms of which the obligor was, as of December 31, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater shareholder of Issaquah or Issaquah Bank, or to Issaquah's or Issaquah Bank's Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 5.1(T) sets forth (x) all of the Loans of Issaquah and Issaquah Bank that as of December 31, 2003, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Issaquah or Issaquah Bank that as of December 31, 2003, was classified as "Other Real Estate Owned" and the book value thereof.

          (2) Except where failure would not have a Material Adverse Effect on such Loan, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 2002 Financial Reports of Issaquah was, and the allowance for possible loan losses to be shown on subsequent Financial Reports of


Agreement and Plan of Merger - Page 24

Issaquah was and will be adequate in the opinion of the Board of Directors of Issaquah to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

         (V) INSURANCE. Issaquah and Issaquah Bank have taken all requisite action (including the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are Known to Issaquah or Issaquah Bank, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Issaquah or Issaquah Bank. Set forth in Schedule 5.1(V) is a list of all insurance policies maintained by or for the benefit of Issaquah or Issaquah Bank or their directors, officers, employees or agents.

         (W) AFFILIATES. Except as Previously Disclosed in Schedule 5.1(W), to the Knowledge of Issaquah, there is no person who, as of the Execution Date, may be deemed to be an "affiliate" of Issaquah as that term is used in Rule 145 under the Securities Act.

         (X) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION; BYLAWS. Issaquah has taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from, and this Agreement and such transactions are exempt from any restrictive provisions of (1) any applicable moratorium, control share, fair price, business combination, or other federal or state anti-takeover laws and regulations, and (2) the Articles of Incorporation or Bylaws of Issaquah.

         (Y) NO FURTHER ACTION. Issaquah has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement, or any other action or combination of actions, or any other transactions, contemplated by this Agreement do not and will not
(1) require a vote of shareholders (other than as set forth in Section 7.1(A)), or (2) except as contemplated under this Agreement, result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of Issaquah or under any agreement to which Issaquah is a party, or (3) restrict or impair in any way the ability of the other parties to exercise the rights granted under this Agreement.

         (Z) ENVIRONMENTAL MATTERS.


          (1) To Issaquah's and Issaquah Bank's Knowledge, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Issaquah or Issaquah Bank.

          (2) There is no proceeding pending or, to Issaquah's or Issaquah Bank's Knowledge, threatened before any court, governmental agency or board or other forum in which Issaquah or Issaquah Bank or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Issaquah or Issaquah Bank or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Issaquah or have been Previously Disclosed in
     Schedule 5.1(Z)(2).


Agreement and Plan of Merger - Page 25

          (3) There is no proceeding pending or, to Issaquah's or Issaquah Bank's Knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Issaquah in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Issaquah or Issaquah Bank or have been Previously Disclosed in Schedule 5.1(Z)(3).

          (4) To Issaquah's and Issaquah Bank's Knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in
     Schedule 5.1(Z)(4).

          (5) To Issaquah's and Issaquah Bank's Knowledge, during the period of
     (a) ownership or operation by Issaquah or Issaquah Bank of any of its current properties, (b) participation in the management of any Participation Facility by Issaquah or Issaquah Bank, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Issaquah or Issaquah Bank, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Issaquah or Issaquah Bank or have been Previously Disclosed in Schedule 5.1(Z)(5).

          (6) To Issaquah's and Issaquah Bank's Knowledge, prior to the period of (a) ownership or operation by Issaquah or Issaquah Bank of any of their current properties, (b) participation in the management of any Participation Facility by Issaquah or Issaquah Bank, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Issaquah or Issaquah Bank, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Issaquah or Issaquah Bank or have been Previously Disclosed in Schedule 5.1(Z)(6).

         (AA) TAX REPORTS. Except as Previously Disclosed in Schedule 5.1(AA),
(1) all federal and state reports and returns and, to Issaquah's and Issaquah Bank's Knowledge, all other reports and returns with respect to Taxes that are required to be filed by or with respect to Issaquah and Issaquah Bank, including federal income tax returns of Issaquah (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Issaquah or Issaquah Bank, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) all Taxes due with respect to completed and settled examinations have been paid in full, (4) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Issaquah, except as reserved against in the Issaquah Financial Reports, and (5) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Issaquah.


Agreement and Plan of Merger - Page 26

         (BB) ACCURACY OF INFORMATION. The statements with respect to Issaquah and Issaquah Bank contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Issaquah and Issaquah Bank pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (CC) DERIVATIVES CONTRACTS. Issaquah and Issaquah Bank are not a party to and have not agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 5.1(CC).
Schedule 5.1(CC) includes a list of any assets of Issaquah and Issaquah Bank that are pledged as security for each such Derivatives Contract.

         (DD) ACCOUNTING CONTROLS. Issaquah and Issaquah Bank have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Issaquah and Issaquah Bank are permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

         (EE) FAIRNESS OPINION. Prior to the Execution Date, Issaquah has received an opinion from Columbia Financial Advisors, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of Issaquah is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the Execution Date and shall be confirmed in writing as of the date of the Proxy Statement and the date of Closing.

         (FF) REORGANIZATION. As of the Execution Date, to Issaquah's and Issaquah Bank's Knowledge, there is no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         (GG) SECURITIES LAWS. Issaquah has previously made available to Cascade a true and correct copy of each (1) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2001 by Issaquah or Issaquah Bank with the FDIC, the Federal Reserve Board, the Department or any state securities administrator pursuant to the Securities Act, the Exchange Act, or any other state or federal securities or banking laws ("Securities Laws") and related regulations (collectively, the "Issaquah Reports") and (2) material communication relating to financial performance mailed by Issaquah to its shareholders since December 31, 2001, and no such Issaquah Report (when filed and at their respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Issaquah and Issaquah Bank have timely filed all Issaquah Reports and other documents required to be filed by them under the Securities Laws and related regulations since December 31, 2001, and, as of their respective dates, all Issaquah Reports complied with the published rules and regulations with respect thereto.


Agreement and Plan of Merger - Page 27

     5.2 CASCADE AND CASCADE BANK REPRESENTATIONS AND WARRANTIES. Cascade and Cascade Bank, jointly and severally, each hereby represent and warrant to Issaquah as follows:

         (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to Cascade and Cascade Bank are true and correct in all material respects.

         (B) ORGANIZATION, QUALIFICATION AND AUTHORITY. Each of Cascade and Cascade Bank is duly qualified to do business in each state of the United States where the failure to be duly qualified is reasonably likely to have a Material Adverse Effect on it. Each of Cascade and Cascade Bank and their Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Cascade. Cascade Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and as a former savings bank its deposits are insured by the Savings Association Insurance Fund of the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid.

         (C) SHARES. The outstanding shares of Cascade's capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 5.2(C), there are no shares of capital stock or other equity securities of Cascade or Cascade Bank outstanding and no outstanding Rights with respect thereto.

         (D) CASCADE SUBSIDIARIES. Cascade has no Subsidiaries other than Capital Trust I and Cascade Bank, and Cascade Bank has no Subsidiaries other than Cascade Investment Services, which has no Subsidiaries. Except as Previously Disclosed in Schedule 5.2(D), Cascade and Cascade Bank do not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

         (E) CORPORATE POWER. Each of Cascade and Cascade Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

         (F) CORPORATE AUTHORITY. This Agreement has been authorized by all necessary corporate action of Cascade and Cascade Bank and such agreement is a valid and binding agreement of Cascade and Cascade Bank, enforceable against Cascade and Cascade Bank in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. As of the Execution Date, no approval by Cascade's shareholders of the Agreement is required.

         (G) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 7.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 5.2 (G), the execution, delivery and performance of its obligation under this Agreement and the Employment Agreement and the consummation by Cascade and each of its Subsidiaries of the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order,


Agreement and Plan of Merger - Page 28
governmental permit or license, or agreement, indenture or instrument of Cascade or of any of its Subsidiaries or to which Cascade or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Cascade, (2) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Cascade or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Cascade.

         (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 5.2
(H), (1) Cascade's audited consolidated balance sheet as of December 31 for the fiscal years 2001 and 2002, and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years ended 2000 through 2002, inclusive, and such consolidated financial statements for the fiscal year 2003 and all subsequent consolidated quarterly financial statements of Cascade, and (2) Cascade Bank's call report for the fiscal year ended December 31, 2003, and all other financial reports filed or to be filed subsequent to December 31, 2003, in the form filed with the FDIC and the Department (in each such case under the foregoing clauses (1) and (2), the "Cascade Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Cascade Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Cascade Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to recurring year-end audit adjustments normal in nature and amount in the case of unaudited statements.

         (I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 5.2(I), neither Cascade nor Cascade Bank has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in the Cascade Financial Reports prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice. Except as Previously Disclosed on Schedule 5.2(I), since December 31, 2002, neither Cascade nor Cascade Bank has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to Cascade or Cascade Bank) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

         (J) NO EVENTS. Except as Previously Disclosed on Schedule 5.2(J), since December 31, 2002, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

         (K) PROPERTIES. Except as reserved against in the Cascade Financial Reports, and as disclosed in title insurance policies held by Cascade, Cascade and each of its Subsidiaries has good



Agreement and Plan of Merger - Page 29
and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character (each an "Encumbrance"), to all of the properties and assets, tangible and intangible, reflected in the Cascade Financial Reports as being owned by Cascade or its Subsidiaries as of the dates thereof other than those Encumbrances that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Cascade and Cascade Bank and except those Encumbrances of record. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Cascade or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

         (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 5.2(L) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Cascade or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to Cascade's Knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 5.2(L), neither Cascade nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Schedule 5.2(L), a "Regulatory Agreement"), any Regulatory Authority that restricts the conduct of its business or that in any manner related to its capital adequacy, its credit policies, its management or its business, nor has Cascade or any of its Subsidiaries been advised by any Regulatory Authority that is considering issuing or requesting any Regulatory Agreement.

         (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 5.2(M), each of Cascade and its Subsidiaries:

          (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Cascade's Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

          (2) Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Cascade or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Cascade or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Cascade or its Subsidiaries, or (c) requiring any of Cascade or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order,


Agreement and Plan of Merger - Page 30
     agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

          (3) Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

         (N) REPORTS. Since December 31, 2001, Cascade and Cascade Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with (1) the FDIC,
(2) the Federal Reserve Board, (3) the Department, and (4) any other Regulatory Authorities having jurisdiction with respect to Cascade and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (O) BROKERS AND FINDERS. Neither Cascade nor any Subsidiary of Cascade, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Cascade has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc.

         (P) APPROVALS. As of the Execution Date, to Cascade's Knowledge, there is no reason why the regulatory approvals referred to in Section 7.1(B) should not be obtained.

         (Q) LABOR AGREEMENTS. Neither Cascade nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Cascade or any of its Subsidiaries the subject of a proceeding asserting that Cascade or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Cascade's or Cascade Bank's Knowledge is there any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         (R) LOAN PORTFOLIO.

          (1) Except as Previously Disclosed in Schedule 5.2(R), neither Cascade nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") under the terms of which the obligor was, as of December 31, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater shareholder of Cascade or any of its Subsidiaries, or to Cascade's or Cascade Bank's Knowledge, any person, corporation or enterprise controlling, controlled by or under


Agreement and Plan of Merger - Page 31
     common control with any of the foregoing. Schedule 5.2(R) sets forth (x) all of the Loans of Cascade or any of its Subsidiaries that as of December 31, 2003, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Cascade or Cascade Bank that as of December 31, 2003, was classified as "Other Real Estate Owned" and the book value thereof.

          (2) Except where failure would not have a Material Adverse Effect on the Loan, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (S) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 2002 Financial Reports of Cascade was, and the allowance for possible loan losses to be shown on subsequent Financial Reports of Cascade was and will be adequate in the opinion of the Board of Directors of Cascade to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

         (T) ENVIRONMENTAL MATTERS.


          (1) To Cascade's and Cascade Bank's Knowledge, they and each of their Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Cascade or its Subsidiaries.

          (2) There is no proceeding pending or, to Cascade's or Cascade Bank's Knowledge, threatened before any court, governmental agency or board or other forum in which Cascade or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Cascade or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Cascade or its Subsidiaries or have been Previously Disclosed in Schedule 5.2(T)(2).

          (3) There is no proceeding pending or, to Cascade's or Cascade Bank's Knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Cascade or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would


Agreement and Plan of Merger - Page 32
     be expected to be, named as a defendant or potentially responsible party
     (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Cascade or have been Previously Disclosed in Schedule 5.2(T)(3).

          (4) To Cascade's and Cascade Bank's Knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (T), except as has been Previously Disclosed in Schedule 5.2(T)(4).

          (5) To Cascade's and Cascade Bank's Knowledge, during the period of
     (a) ownership or operation by Cascade or any of its Subsidiaries of any of its respective current properties, (b) participation in the management of any Participation Facility by Cascade or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Cascade or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Cascade or any of its Subsidiaries or have been Previously Disclosed in Schedule 5.2(T)(5).

          (6) To Cascade's and Cascade Bank's Knowledge, prior to the period of
     (a) ownership or operation by Cascade or any of its Subsidiaries of any of its respective current properties, (b) participation in the management of any Participation Facility by Cascade or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Cascade or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Cascade or any of its Subsidiaries or have been Previously Disclosed in Schedule 5.2(T)(6).

         (U) TAX REPORTS. Except as Previously Disclosed in Schedule 5.2(U), (1) all federal and state reports and returns and, to Cascade's and Cascade Bank's Knowledge, all other reports and returns with respect to Taxes that are required to be filed by or with respect to Cascade or any of its Subsidiaries, including consolidated federal income tax returns of Cascade and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Cascade or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Cascade or any of its Subsidiaries, except as reserved against in the Cascade Financial Reports, and (6) no waivers of statutes of limitations


Agreement and Plan of Merger - Page 33

(excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Cascade or any of its Subsidiaries.

         (V) DERIVATIVES CONTRACTS. None of Cascade or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 5.2(V). Schedule 5.2(V) includes a list of any assets of Cascade or its Subsidiaries that are pledged as security for each such Derivatives Contract.

         (W) NO FURTHER ACTION. Cascade and its Subsidiaries have taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement, or any other action or combination of actions, or any other transactions, contemplated by this Agreement do not and will not (1) require a vote of shareholders (other than as set forth in Section 7.1(A)), or (2) except as contemplated under this Agreement, result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of Cascade or any of its Subsidiaries or under any agreement to which Cascade or any such Subsidiaries is a party, or (3) restrict or impair in any way the ability of the other parties to exercise the rights granted under this Agreement.

         (X) ACCURACY OF INFORMATION. The statements with respect to Cascade and its Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Cascade pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (Y) ACCOUNTING CONTROLS. Each of Cascade and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Cascade and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

         (Z) REORGANIZATION. As of the Execution Date, Cascade and Cascade Bank have no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         (AA) SECURITIES LAWS. Cascade has previously made available to Issaquah a true and correct copy of each (1) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2001 by Cascade or Cascade Bank with the SEC, the FDIC, the Federal Reserve Board, the Department or any state securities administrator pursuant to the Securities Act, the Exchange Act, or any other state or federal securities or banking laws ("Securities Laws") and related regulations (collectively, the "Cascade Reports") and (2) material communication relating to financial performance mailed by Cascade to its shareholders since December 31, 2001, and no such Cascade Report (when filed and at their respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to


Agreement and Plan of Merger - Page 34
be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Cascade and Cascade Bank have timely filed all Cascade Reports and other documents required to be filed by them under the Securities Laws and related regulations since December 31, 2001, and, as of their respective dates, all Cascade Reports complied with the published rules and regulations with respect thereto.

                              ARTICLE VI. COVENANTS

         Each of Issaquah and Issaquah Bank hereby covenants to Cascade and Cascade Bank, and each of Cascade and Cascade Bank hereby covenants to Issaquah and Issaquah Bank, that:

     6.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement and, in the case of Issaquah and Issaquah Bank, to the exercise by their Boards of Directors of such Boards' fiduciary duties, each party shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by September 30, 2004, and to otherwise enable consummation of the transactions contemplated by this Agreement, and shall cooperate fully with the other parties to that end (it being understood that any amendments to the Registration Statement or a re-solicitation of proxies as a consequence of a Cascade Transaction shall not violate this covenant).

     6.2 PROXY STATEMENT; MEETING. Issaquah agrees to promptly assist Cascade in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of Issaquah Common Stock in connection with the transactions contemplated by this Agreement and to be filed by Cascade as an exhibit to the registration statement (the "Registration Statement") with the SEC as provided in Section 6.7, and Issaquah shall take all steps necessary to duly call, give notice of, convene and hold a meeting (the "Meeting") of the holders of Issaquah Common Stock to be held as soon as practicable after the date on which the Registration Statement becomes effective for purposes of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. Subject to the exercise of its fiduciary duties, the Board of Directors of Issaquah shall recommend approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement and, unless this Agreement has been terminated as provided herein, Issaquah shall use its reasonable best efforts to solicit and obtain votes of the holders of Issaquah Common Stock in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

     6.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Issaquah or Issaquah Bank relating to Issaquah or its Subsidiaries and by or on behalf of Cascade relating to Cascade or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon,


Agreement and Plan of Merger - Page 35
and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

     6.4 REGISTRATION STATEMENT EFFECTIVENESS. Cascade will advise Issaquah, promptly after Cascade receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Cascade Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, and of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.5 PUBLICITY; PRESS RELEASES. Except as expressly permitted by this Agreement, so long as this Agreement is in effect, neither Cascade nor Issaquah shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     6.6 ACCESS; INFORMATION.

         (A) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Date, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the Execution Date. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (B) All information furnished to Cascade or Issaquah by the other party hereto pursuant to Section 6.6(A) shall be subject to, and the parties shall hold all such information in confidence in accordance with, the provisions of their confidentiality agreement dated December 17, 2003 (the "Confidentiality Agreement").

     6.7 REGISTRATION STATEMENT PREPARATION. Cascade shall, as promptly as practicable following the Execution Date, prepare and file the Registration Statement with the SEC with respect to the shares of Cascade Common Stock to be issued to the holders of Issaquah Common Stock pursuant to this Agreement, and Cascade shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.

     6.8 AFFILIATE AGREEMENTS. Issaquah will use its best efforts to induce each person who may be deemed to be an "affiliate" of Issaquah for purposes of Rule 145 under the Securities Act, to execute and deliver to Cascade on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit D restricting the disposition of the shares of Cascade Common Stock to be received by such person in exchange for such person's shares of Issaquah Common Stock.



Agreement and Plan of Merger - Page 36

     6.9 STATE TAKEOVER LAWS. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

     6.10 SHARES LISTED. Cascade shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ Small-Cap Market upon official notice of issuance the shares of Cascade Common Stock to be issued to the holders of Issaquah Common Stock.

     6.11 NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on Schedule 5.1(G), Issaquah and Issaquah Bank shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Agreement, do not and will not (A) result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of Issaquah or Issaquah Bank or under any agreement to which Issaquah or Issaquah Bank is a party (other than rights pursuant to agreements or arrangements listed or described on Schedule 3.6, or (B) restrict or impair in any way the ability of Cascade or Cascade Bank to exercise the rights granted under this Agreement.

     6.12 REGULATORY APPLICATIONS. Cascade and Cascade Bank, each shall (A) promptly prepare and submit all necessary notices and applications to the appropriate Regulatory Authorities for approval of the Corporate Merger, the Bank Merger and other transactions contemplated by this Agreement, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Corporate Merger and the Bank Merger.

     6.13 CURRENT INFORMATION.

         (A) During the period from the Execution Date to the Effective Date, each of Issaquah and Cascade shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

         (B) Each of Issaquah and Cascade shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Agreement.

     6.14 INDEMNIFICATION OR INSURANCE. Cascade shall either: (A) indemnify Issaquah's and Issaquah Bank's directors and officers against loss, liability or damages with respect to acts or omissions of such persons in their capacity as directors or officers, occurring prior to the Effective Date to the same extent as such persons are indemnified immediately prior to the Effective Date pursuant to Issaquah's and Issaquah Bank's Articles of Incorporation and Bylaws, for a period of three (3) years after the Effective Date; or, at Cascade's option, (B) Cascade will cause the persons serving as officers


Agreement and Plan of Merger - Page 37
and directors of Issaquah and Issaquah Bank immediately prior to the Effective Date to be covered for a period of three (3) years after the Effective Date by the current policies of directors and officers liability insurance maintained by Issaquah and Issaquah Bank with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date. The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each of the present officers and directors of Issaquah and Issaquah Bank and each such person's respective heirs and representatives.

     6.15 TAX. Neither Issaquah nor Cascade, nor any of their Subsidiaries shall take or cause to be taken any action which would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

     6.16 CERTAIN ACTIONS.

         (A) Except with respect to this Agreement and the transactions contemplated hereby, neither Issaquah, Issaquah Bank nor any of their directors, officers, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, "Representatives") shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal (as defined below).

         (B) Notwithstanding anything herein to the contrary, Issaquah and its Board of Directors shall be permitted to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that (a) Issaquah's Board of Directors concludes in good faith and consistent with its fiduciary duties to Issaquah's shareholders under applicable law that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal (as defined below), (b) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, Issaquah's Board of Directors receives from such person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement, and (c) prior to providing any information or data to any person or entering into discussions or negotiations with any person, Issaquah's Board of Directors notifies Cascade promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers.

         (C) Issaquah agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the Execution Date with any parties conducted heretofore with respect to any Acquisition Proposal.

         (D) For purposes of this Section 6.16:

          (1) The term "Acquisition Proposal" means any tender offer or exchange offer or any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving Issaquah or Issaquah Bank or any proposal or offer to acquire a substantial equity interest in (other than as part of a public offering to raise capital that does not require shareholder approval), or (other than in the ordinary course of business) a substantial portion of the assets of, Issaquah or Issaquah Bank, other than the transaction contemplated or permitted by this Agreement.



Agreement and Plan of Merger - Page 38

          (2) The term "Superior Proposal" means, with respect to Issaquah and Issaquah Bank, any written Acquisition Proposal made by a person other than Cascade which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Issaquah or Issaquah Bank, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of Issaquah or Issaquah Bank, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of the Issaquah Common Stock or the Issaquah Bank Common Stock whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and
     (ii) which is otherwise on terms which the Board of Directors of Issaquah in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

                        ARTICLE VII. CONDITIONS PRECEDENT

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligation of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:

         (A) SHAREHOLDER VOTE. This Agreement and the transactions contemplated hereby shall have been duly approved by the requisite vote of Issaquah's and Issaquah Bank's shareholders.

         (B) REGULATORY APPROVALS. The parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Cascade, would deprive Cascade of the material economic or business benefits of the transactions contemplated by this Agreement.

         (C) NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or the prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

         (D) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

         (E) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.



Agreement and Plan of Merger - Page 39

         (F) TAX OPINION. Cascade and Issaquah shall have received an opinion from Keller Rohrback L.L.P. ("Cascade's Counsel") in the form of Exhibit E(2) dated the Effective Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Date, the Corporate Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Cascade's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Cascade, Issaquah and others, reasonably satisfactory in form and substance to such counsel.

         (G) NASDAQ LISTING. The shares of Cascade Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NASDAQ Small-Cap Market subject only to official notice of issuance.

     7.2 CONDITIONS TO OBLIGATIONS OF CASCADE. Unless waived in writing by Cascade and Cascade Bank, the obligations of Cascade and Cascade Bank to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Date of the following conditions:

         (A) PERFORMANCE. Each of the material acts, covenants and undertakings of Issaquah and Issaquah Bank to be performed at or before the Effective Date shall have been duly performed in all material respects.

         (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Issaquah and Issaquah Bank contained in this Agreement shall be true and correct on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on Issaquah or Issaquah Bank.

         (C) OFFICER'S CERTIFICATES. In addition to the documents described elsewhere in this Agreement, Cascade and Cascade Bank shall have received the following documents and instruments:

          (1) Certificates signed by the secretary or assistant secretary of Issaquah and Issaquah Bank certifying that: (i) Issaquah's and Issaquah Bank's Boards of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificates) approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended and remain in full force and effect; (ii) each person executing this Agreement on behalf of Issaquah and Issaquah Bank is an officer of Issaquah and Issaquah Bank, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Agreement, and the signature of each person on such documents is his or her genuine signature; and (iii) the Articles of Incorporation and Bylaws of Issaquah and Issaquah Bank (copies of which shall be attached to such certificates) remain in full force and effect; and

          (2) Certificates signed by the president, chief financial officer, and chief credit officer of Issaquah and Issaquah Bank dated the Effective Date stating that the conditions


Agreement and Plan of Merger - Page 40
     set forth in Sections 7.2(A); 7.2(B), 7.2(E), 7.2(F), and 7.2(K) of this Agreement have been satisfied as of the Effective Date.

         (D) LEGAL OPINION. Cascade and Cascade Bank shall have received a legal opinion, dated the Effective Date, from Foster Pepper Tooze LLP, substantially in the form of Exhibit E(1).

         (E) NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Issaquah and/or its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Issaquah and/or its Subsidiaries, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of Issaquah or Cascade or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of Issaquah and Issaquah Bank to consummate the transactions contemplated hereby.

         (F) OTHER BUSINESS COMBINATIONS, ETC. Other than as contemplated hereunder, subsequent to the Execution Date, neither Issaquah nor Issaquah Bank shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Issaquah or Issaquah Bank would merge, consolidate with, effect a business combination with, or sell any substantial part of their assets; acquire a significant part of the shares or assets of any other person or entity (financial or otherwise); or adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, or any "golden parachute" or similar program which would have the effect of materially decreasing the value of Issaquah or the benefits of acquiring Issaquah Common Stock.

         (G) AFFILIATE AGREEMENTS. Cascade shall have received from each affiliate of Issaquah the agreement referred to in Section 6.8.

         (H) VOTING AGREEMENTS. Cascade shall have received from each director and executive officer of Issaquah the Voting Agreement in substantially the same form set forth as Exhibit A.

         (I) DIRECTOR'S AGREEMENTS. Cascade shall have received from each director of Issaquah and Issaquah Bank the Director's Agreement in substantially the same form set forth as Exhibit B.

         (J) EMPLOYMENT AGREEMENT. The Employment Agreement of Robert M. Ittes, substantially in the form of Exhibit C, shall have been duly executed and delivered to Cascade and Cascade Bank.

         (K) MINIMUM CAPITAL. As of the Effective Date, Issaquah's Capital (after deducting the payment of transaction expenses through the Closing, including appropriate professional


Agreement and Plan of Merger - Page 41
expenses incurred with regard to the transactions contemplated by this Agreement) shall not be less than $10,500,000 plus the amount, if any, of cash received from the exercise of Issaquah Options between the Execution Date and the Effective Date. If this condition is not met, Cascade shall have the right at its election to either terminate this Agreement or to reduce the Total Cash Amount (as defined in Section 1.3(A)) by an amount equal to the amount of the shortfall in Capital.

     7.3 CONDITIONS TO OBLIGATIONS OF ISSAQUAH. Unless waived in writing by Issaquah and Issaquah Bank, the obligations of Issaquah and Issaquah Bank to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Date of the following conditions:

         (A) PERFORMANCE. Each of the material acts, covenants and undertakings of Cascade and Cascade Bank to be performed at or before the Effective Date shall have been duly performed in all material respects.

         (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cascade and Cascade Bank contained in this Agreement shall be true and correct on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on Cascade or Cascade Bank.

         (C) OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Agreement, Issaquah and Issaquah Bank shall have received the following documents and instruments:

          (1) Certificates signed by the secretary or assistant secretary of Cascade and Cascade Bank certifying that: (i) Cascade's and Cascade Bank's Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificates) approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended and remain in full force and effect; (ii) each person executing this Agreement on behalf of Cascade or Cascade Bank is an officer of Cascade or Cascade Bank, respectively, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Agreement, and the signature of each person on such documents is his or her genuine signature; and (iii) the Articles of Incorporation and Bylaws of Cascade and Cascade Bank (copies of which shall be attached to such certificate) remain in full force and effect; and

          (2) Certificates signed by the President, Chief Financial Officer and Chief Credit Officer of Cascade and Cascade Bank dated the Effective Date stating that the conditions set forth in Sections 7.3(A); 7.3(B) and 7.3(E) of this Agreement have been satisfied as of the Effective Date.

         (D) LEGAL OPINION. Issaquah and Issaquah Bank shall have received a legal opinion, dated the Effective Date, from Keller Rohrback L.L.P. in substantially the form of Exhibit E(3).

         (E) NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the


Agreement and Plan of Merger - Page 42
business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Cascade and/or its Subsidiaries which is reasonably likely, individually or in the aggregate to have a Material Adverse Effect on Cascade and/or its Subsidiaries, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of Issaquah or Cascade or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of Cascade and/or its Subsidiaries to consummate the transactions contemplated hereby.

         (F) EMPLOYMENT AGREEMENT. The Employment Agreement of Robert M. Ittes, substantially in the form of Exhibit C, shall have been duly executed and delivered by Cascade and Cascade Bank.

         (G) FAIRNESS OPINION. Issaquah's financial advisor, Columbia Financial Advisors, Inc., shall not have withdrawn its fairness opinion described in
Section 5.1(EE), prior to the Effective Date.

         (H) REORGANIZATION. Nothing shall have come to Issaquah's attention to cause it to have the reasonable belief, after consultation with its legal advisors, that the Corporate Merger will not be treated as a reorganization within the meaning of Section 368(a) of the Code.

                     ARTICLE VIII. TERMINATION AND AMENDMENT

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, before or after approval of the matters presented in connection with the Merger by the holders of Issaquah Common Stock, under each of the following conditions:

         (A) MUTUAL CONSENT. By the mutual consent of Cascade and Issaquah, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

         (B) DELAY. By Cascade or Issaquah in the event the Merger is not consummated by September 30, 2004, unless the failure of the consummation of the transactions to occur shall be due to the failure of the party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner; provided, however, that Cascade may not terminate the Agreement pursuant to this Section 8.1(B), if such delay results from amendments to the Registration Statement or a resolicitation of proxies as a consequence of a Cascade Transaction, or any other acquisition or sale transaction, or any offering of securities, in which Cascade is involved, and provided, further, that a party may not terminate the Agreement pursuant to this Section 8.1(B) if it is in material breach of any of the provisions of this Agreement.

         (C) NO FAIRNESS OPINION. By Issaquah in the event the fairness opinion described in Section 7.3(G) is withdrawn; provided, however, if this Agreement is terminated in reliance upon this Section 8.1(C) and Issaquah enters into any


Agreement and Plan of Merger - Page 43

Acquisition Agreement providing for any transaction described in clause (1) or clause (2) of Section 6.16(D) within twelve (12) months of the termination of this Agreement pursuant to this Section 8.1(C), Issaquah shall pay to Cascade $1,500,000.

         (D) NO REGULATORY APPROVALS. By Cascade or Issaquah, in the event that any of the required regulatory approvals described in Section 7.1(B) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided however, that either party may extend the term of this Agreement for a sixty (60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) business days of the receipt thereof.

         (E) BREACH OF WARRANTY. By Cascade or Issaquah (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(E) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(B) (in the case of a breach of representation or warranty by Issaquah or Issaquah Bank) or Section 7.3(B) (in the case of a breach of representation or warranty by Cascade or Cascade Bank).

         (F) BREACH OF COVENANT. By Cascade or Issaquah (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Effective Date.

         (G) SUPERIOR PROPOSAL. By Issaquah, in the event that the Board of Directors of Issaquah determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal (as defined in Section 6.16) it is necessary to terminate this Agreement in order to comply with its fiduciary duties to Issaquah and to Issaquah's shareholders under applicable law to continue with the transactions contemplated under this Agreement; provided, however, that the Board of Directors of Issaquah may terminate this Agreement pursuant to this Section 8.1(G) solely in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to a Superior Proposal; provided further, however, that this Agreement may be terminated pursuant to this Section 8.1(G) only after the fifth day following Cascade's receipt of written notice advising Cascade that the Board of Directors of Issaquah is prepared to accept a Superior Proposal, and only if, during such five-day period, if Cascade so elects, Issaquah and its advisors shall have negotiated in good faith with Cascade to make such adjustments in the terms and conditions of this Agreement as would enable Cascade to proceed with the transactions contemplated herein on such adjusted terms.

         (H) WALK-AWAY. By Cascade upon its prompt written notice to Issaquah on or before the Determination Date, in the event that the Determination Price (as defined below) prior to the Effective Date is less than $14.44; provided, however, that this Agreement may be terminated by Cascade pursuant to this
Section 8.1(H) only after the fifth day following Issaquah's receipt of written notice



Agreement and Plan of Merger - Page 44
advising Issaquah that the Board of Directors of Cascade is prepared to terminate this Agreement, and only if, during such five-day period, Issaquah does not agree to consummate the Merger without increasing the Total Stock Amount based on the Collar set forth in Section 1.3(A). For purposes of this
Section 8.1(H), the "Determination Price" shall mean the average (rounded to the nearest ten-thousandth) of each Daily Sales Price of Cascade Common Stock for the twenty Trading Days immediately preceding the Determination Date.

     If Cascade declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Execution Date and the Determination Date, the prices for the Cascade Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(H).

         (I) SHAREHOLDER APPROVAL. By either Cascade or Issaquah if the approval of the shareholders of Issaquah required for the consummation of the Corporate Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

         (J) CASCADE CONDITION PRECEDENT. By Cascade as a result of a Material Adverse Change in Issaquah or Issaquah Bank as set forth in Section 7.2(E).

         (K) ISSAQUAH CONDITION PRECEDENT. By Issaquah as a result of a Material Adverse Change in Cascade or Cascade Bank as set forth in Section 7.3(E), or if the condition set forth in Section 7.3(H) cannot be satisfied.

     8.2 EFFECT OF TERMINATION.

         (A) In the event of termination of this Agreement by either Cascade or Issaquah as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (1) Sections 6.6(B), 6.16, 8.1(C) and 8.2 shall survive any termination of this Agreement, and (2) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         (B) If either party terminates this Agreement pursuant to Section 8.1(I), Issaquah shall pay to Cascade a termination fee equal to $1,000,000 (the "Termination Fee Amount") by wire transfer of same day funds on the date of termination. Further, if a party terminates this Agreement pursuant to Section 8.1(E) or Section 8.1(F) by reason of the other party's breach of this Agreement, the non-breaching party shall be entitled to payment of the Termination Fee Amount from the breaching party. The Termination Fee Amount shall also be payable under the circumstances set forth in Section 8.1(G) and
Section 8.2(C); provided, however, that if Issaquah terminates this Agreement pursuant to Section 8.1(G) or Section 8.2(C) applies, then the Termination Fee Amount shall be increased to $1,500,000.

         (C) In the event that an Acquisition Proposal with respect to Issaquah shall have been made known to Issaquah and shall have been publicly announced or otherwise become public, or shall have been made to the shareholders of Issaquah, and thereafter (1) this Agreement is terminated by either Cascade or Issaquah pursuant to Section 8.1(B) hereof and prior to such termination the shareholders of Issaquah shall not have previously approved the Merger, and (2) within twelve (12)


Agreement and Plan of Merger - Page 45
months of such termination Issaquah enters into any Acquisition Agreement providing for any transaction described in clause (1) or clause (2) of Section 6.16(D), then upon the first occurrence of an event contemplated by clause (2) of this Section 8.2(C) Issaquah shall pay Cascade $1,500,000.

         (D) Issaquah and Cascade agree that the agreements contained in Sections 8.2(B) and 8.2(C) above are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

     8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any date before or after approval of the matters presented in connection with the Merger by the shareholders of Issaquah; provided, however, that after any approval of the transactions contemplated by this Agreement by Issaquah's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Issaquah shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 EXTENSION; WAIVER. At any time prior to the Effective Date, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                        ARTICLE IX. ADDITIONAL AGREEMENTS

     9.1 ADDITIONAL AGREEMENTS. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Corporation or the Continuing Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Corporate Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Cascade.

     9.2 ADVISORY BOARD. Cascade shall, effective as of the Effective Date, cause each individual who is currently serving on the Board of Directors of Issaquah, if such persons are willing to so serve, to be elected or appointed as members of an advisory board ("Advisory Board") established by Cascade Bank, the function of which shall be to advise Cascade Bank with respect to deposit and lending activities in Issaquah's market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of one year; provided, however, that any Advisory Board member may be removed by Cascade Bank if such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the Advisory Board. The Advisory Board will meet at least quarterly. Each member of the Advisory Board shall receive a fee of $1,000 for each meeting of the Advisory Board that he or she



Agreement and Plan of Merger - Page 46
attends. The Board of Directors of Cascade Bank will evaluate the performance of the Advisory Board and reserves the right in its sole discretion to discontinue the Advisory Board after one year.

     9.3 EMPLOYEES AND BENEFIT PLANS.

         (A) Upon consummation of the Merger, except as provided in the Employment Agreement entered into by Robert M. Ittes, all employees of Issaquah and Issaquah Bank shall be deemed to be at-will employees of Cascade and Cascade Bank. Upon Closing, (1) Robert M. Ittes will serve as the President, Issaquah Bank Division of Cascade Bank, and will also serve as a member of Cascade Bank's Executive Management Committee, (2) the current EVP, Chief Credit Administrator of Issaquah Bank will serve as the EVP, Issaquah Bank Division of Cascade Bank, and (3) the current SVP, Chief Lending Officer of Issaquah Bank will serve as the SVP, Issaquah Bank Division of Cascade Bank. Issaquah Bank employees whose positions are eliminated as a result of the Merger (as determined by Cascade
Bank), and who remain as employees of Issaquah Bank through Closing, will be eligible to receive upon Closing two (2) weeks of severance pay for each full year of service with Issaquah Bank. Except for the Employment Agreement with Robert M. Ittes, Cascade and Cascade Bank shall not be required to assume or enter into any consulting, employment, change of control or similar contracts with Issaquah or Issaquah Bank executives, directors, employees or shareholders.

         (B) Following the Merger, all employee benefit plans and programs of Issaquah and Issaquah Bank in effect for its executives and other employees (excluding any stock option, stock purchase, or other equity-based bonus or incentive plan of Issaquah and Issaquah Bank and any SERP, "Top Hat," severance pay, deferred compensation, change in control or similar discriminatory benefit plan or program or agreement for their executives, which will terminate as of the Effective Date) or comparable plans and programs will continue until such plans and programs are converted to the plans and programs of Cascade and Cascade Bank pursuant to Section 9.3(C).

         (C) At Closing, or as soon as practicable thereafter, employees of Issaquah and Issaquah Bank shall be entitled to participate in the pension, employee benefit and similar plans and programs (including any retirement, 401(k), employee stock ownership, stock purchase, health and welfare benefit plans, bonus or other incentive plans) of Cascade and Cascade Bank on substantially the same terms and conditions as similarly situated employees of Cascade and its Subsidiaries, subject to any eligibility requirements applicable to such plans and programs (but without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations (except with respect to Cascade Bank's long-term disability plan), to the extent and in a manner consistent with Cascade Bank's health and welfare benefit plans). For the purpose of determining eligibility to participate in such plans and the vesting and related calculations of benefits under such plans (but not for the accrual of benefits), except with respect to employee stock option plans Cascade and Cascade Bank shall give effect to years of service with Issaquah and Issaquah Bank as if such service were with Cascade or its Subsidiaries. Employees of Issaquah Bank will also participate in the employee stock option plan(s) of Cascade to a comparable extent and at a comparable level to those persons at Cascade Bank of comparable status. Employees of Issaquah and Issaquah Bank will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. Cascade shall use its reasonable efforts to facilitate the rollover of the 401(k) plan maintained by Issaquah into the 401(k) plan maintained by Cascade.

                          ARTICLE X. GENERAL PROVISIONS



Agreement and Plan of Merger - Page 47

     10.1 CLOSING; EFFECTIVE DATE; DIVIDEND. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as soon as practicable and, in any event, within ten (10) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE VII (other than those conditions which relate to actions to be taken at the Closing) (the "Effective Date"), at the offices of Keller Rohrback L.L.P. at 10:00 Pacific Time, unless another time, date or place is agreed to in writing by the parties hereto. On the Effective Date, certificates of merger will be issued by the Department of Financial Institutions of the state of Washington in accordance with applicable law.

     If for any reason other than Issaquah's or Issaquah Bank's breach of any of its obligations under this Agreement, the Closing does not occur by the record date for Cascade's second quarter dividend (estimated at July 7, 2004), upon Closing the Board of Directors of Issaquah will declare and holders of Issaquah Common Stock will receive a cash dividend from Issaquah equal to the amount they would have received from Cascade based on the Stock Percentage (as defined in Section 1.4(B)) if the Closing had occurred on that record date.

     10.2 SURVIVAL. Only those agreements and covenants in this Agreement that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Date.

     10.3 COUNTERPARTS. This Agreement may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party.

     10.4 GOVERNING LAW; VENUE. This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Washington, without regard to any applicable conflict of law, and venue of any legal action or proceeding between the parties related to this Agreement shall be in Seattle, Washington.

     10.5 EXPENSES. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

     10.6 NOTICES. All notices, requests and other communications hereunder to a "party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties.

If to Cascade or Cascade Bank, to:     CASCADE FINANCIAL CORPORATION
                                       2828 Colby Avenue
                                       Everett, WA  98201
                                       Telephone:     (425) 258-0626
                                       Fax:           (425) 259-8517
                                       Attn: Carol K. Nelson, President and CEO



Agreement and Plan of Merger - Page 48

With a copy to:                        Keller Rohrback L.L.P.
                                       1201 Third Avenue, Suite 3200
                                       Seattle, WA  98101-3052
                                       Telephone:     (206) 623-1900
                                       Fax:           (206) 623-3384
                                       Attn: Glen P. Garrison

If to Issaquah or Issaquah Bank, to:   ISSAQUAH BANCSHARES, INC.
                                       1055 NW Maple Street
                                       P.O. Box 1263
                                       Issaquah, WA  98027
                                       Telephone:     (425) 392-8000
                                       Fax:           (425) 392-4707
                                       Attn: Robert M. Ittes, President and CEO

With a copy to:                        Foster Pepper Tooze LLP
                                       601 SW 2nd Avenue, Suite 1800
                                       Portland, OR  97204-3171
                                       Telephone:     (503) 221-0607
                                       Fax:           (503) 221-1510
                                       Toll Free:     (800) 243-0472
                                       Attn: Gordon E. Crim

     10.7 ENTIRE UNDERSTANDING. This Agreement (which includes the Exhibits and Schedules thereto) represents the entire understanding of the parties with reference to transactions contemplated by this Agreement and supersedes any and all other oral or written agreements previously made, other than the Confidentiality Agreement between Cascade and Issaquah.

     10.8 ENFORCEMENT PROCEEDINGS. In any action or proceeding in connection with the enforcement of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable attorneys' fees and expenses from the non-prevailing party.

     10.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

     10.10 ENFORCEMENT OF CONFIDENTIALITY AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 6.6(B) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.6(B) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this


Agreement and Plan of Merger - Page 49

Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.12 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, the parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CASCADE FINANCIAL CORPORATION                 ISSAQUAH BANCSHARES, INC.



By: /s/ Carol K. Nelson                       By: /s/ Robert M. Ittes
    -------------------------------------         -------------------------------------
    Carol K. Nelson                               Robert M. Ittes
    President and Chief Executive Officer         President and Chief Executive Officer



CASCADE BANK                                      ISSAQUAH BANK



By: /s/ Carol K. Nelson                       By: /s/ Robert M. Ittes
    -------------------------------------         -------------------------------------
    Carol K. Nelson                               Robert M. Ittes
    President and Chief Executive Officer         President and Chief Executive Officer


Agreement and Plan of Merger - Page 50

                                    EXHIBITS

Exhibit A    Voting Agreement

Exhibit B    Director's Agreement

Exhibit C    Employment Agreement of Robert M. Ittes

Exhibit D    Affiliate Agreement

Exhibit E    (1)  Legal Opinion of Foster Pepper Tooze LLP
             (2)  Legal Opinion of Keller Rohrback L.L.P.
             (3)  Tax Opinion of Keller Rohrback L.L.P.

Exhibit F    Illustrative Calculations of Merger Consideration

                                    SCHEDULES

Issaquah and Issaquah Bank Disclosures

Schedule 1.5(C)                             Issaquah Options

Schedule 3.4                                Changes to Line of Business, Operating Procedures, etc.

Schedule 3.6                                New or Changes to Compensation, Employment Agreements, etc.

Schedule 3.7                                New or Modifications to Benefit Plans

Schedule 3.11                               New or Changes to Material Contracts

Schedule 5.1(C)                             Shares Outstanding

Schedule 5.1(D)                             Issaquah Subsidiaries

Schedule 5.1(G)                             No Defaults - Agreements Requiring Third Party Consent

Schedule 5.1(H)                             Issaquah Financial Reports

Schedule 5.1(I)                             Undisclosed Liabilities

Schedule 5.1(J)                             No Events Causing Material Adverse Effect

Schedule 5.1(L)                             Litigation, Regulatory Action

Schedule 5.1(M)                             Compliance with Laws

Schedule 5.1(N)                             Material Contracts



Agreement and Plan of Merger - Exhibits and Schedules - Page 1

Schedule 5.1(Q)(1)                          List of Employee Benefit Plans

Schedule 5.1(Q)(2)                          Employee Benefit Plans Not Qualified Under ERISA

Schedule 5.1(Q)(6)                          Obligations for Retiree Health and Life Benefits

Schedule 5.1(Q)(7)                          Agreements Resulting in Payments to Employees Under Any Compensation
                                            and Benefit Plan with Respect to Proposed Transaction

Schedule 5.1(T)                             Loan Portfolio

Schedule 5.1(V)                             Insurance

Schedule 5.1(W)                             Affiliates

Schedule 5.1(Z)(2)                          Pending Proceedings with Respect to Environmental Matters

Schedule 5.1(Z)(3)                          Pending Proceedings with Respect to Environmental Matters Involving
                                            Loan/Fiduciary Property

Schedule 5.1(Z)(4)                          Pending Proceedings with Respect to Environmental Matters Listed in
                                            Sections 5.1(Z)(2) or (3)

Schedule 5.1(Z)(5)                          Actions During Ownership Which Could Have Material Adverse Effect
                                            with Respect to Environmental Matters

Schedule 5.1(Z)(6)                          Actions Prior to Ownership Which could Have Material Adverse Effect with Respect to Environmental Matters

Schedule 5.1(AA)                            Tax Report Matters

Schedule 5.1(CC)                            Derivative Contracts, including a list of any assets pledged  as security for such Derivative Contracts

Schedule 5.1(EE)                            Fairness Opinion



Agreement and Plan of Merger - Exhibits and Schedules - Page 2

Cascade and Cascade Bank Disclosures

Schedule 5.2(C)                             Shares

Schedule 5.2(D)                             Cascade Subsidiaries

Schedule 5.2(G)                             No Defaults

Schedule 5.2(H)                             Cascade Financial Reports

Schedule 5.2(I)                             Absence of Undisclosed Liabilities

Schedule 5.2(J)                             No Events Causing Material Adverse Effect

Schedule 5.2(L)                             Litigation, Regulatory Action

Schedule 5.2(M)                             Compliance with Laws

Schedule 5.2(R)                             Loan Portfolio

Schedule 5.2(T)(2)                          Pending Proceedings With Respect to Environmental Matters

Schedule 5.2(T)(3)                          Pending Proceedings with Respect to Environmental Matters Involving
                                            Loan/Fiduciary Property

Schedule 5.2(T)(4)                          Pending Proceedings with Respect to Environmental Matters Listed in
                                            Sections 5.2(V)(2) or (3)

Schedule 5.2(T)(5)                          Actions During Ownership Which Could Have Material Adverse Effect
                                            with Respect to Environmental Matters

Schedule 5.2(T)(6)                          Actions Prior to Ownership Which could Have Material Adverse Effect with Respect to Environmental Matters

Schedule 5.2(U)                             Tax Report Matters

Schedule 5.2(V)                             Derivatives Contracts, including a list of any assets pledged as security for such Derivatives Contracts


Agreement and Plan of Merger - Exhibits and Schedules - Page 3